Exhibit No. 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and the use of our report dated June 15, 2017 with respect to the consolidated financial statements of Mardi Gras Transportation System Inc. in Amendment No. 2 to the Registration Statement (Form S-1 File No. 333-220407) and related Prospectus of BP Midstream Partners LP for the registration of its common units.

/s/ Ernst & Young LLP

Chicago, Illinois

October 16, 2017